Rule 24b-2 Confidential Treatment
                                                     Brackets Indicate Omissions
                                                                   EXHIBIT 10.12

                                OPTION AGREEMENT

         This Agreement ("Agreement") is effective as of September 24, 1990, by and between CARBOMEDICS, INC., ("Licensor") and HELIX BIOCORE, INC. ("Licensee").

         WHEREAS Licensor and Licensee entered into certain development, supply and license agreements of even date herewith respectively called the "Development Agreement", the "Supply Agreement" and the "License Agreement" and

         WHEREAS Licensee desires to acquire an option to license certain technology and Licensor is willing to grant an option and license upon the terms and conditions contained in this Agreement,

         NOW, THEREFORE, in consideration of the premises and the faithful performance of the mutual covenants and obligations contained in this Agreement, the parties agree as follows:

ARTICLE I.  Definitions

1.1 "Licensed Process" means the patents, trade secrets, know-how and other technology necessary to manufacture the Licensed Product as defined in the License Agreement.

ARTICLE II.  Option

2.1 Licensor hereby grants to Licensee, on the terms and conditions set forth in this Agreement, an option to acquire a non-exclusive worldwide right and license to use the Licensed Process. Provided that Licensee has met the minimum purchase requirements set forth in the Supply Agreement for the first five Contract Years, the "Option Period" will be the period beginning upon completion of the fifth Contract Year (as defined in the Supply Agreement) and ending upon expiration or termination of the Supply Agreement for any reason. If Licensee fails to meet the minimum purchase requirements for any of the first five Years, this Option may be terminated at Licensor's election. If this option is exercised, the minimum purchase requirements on Exhibit B of the Supply Contract will be terminated effective as of the date the license fee provided in Section
3.3 of this Agreement is paid in full to Licensor. If Licensee elects to have components to the product manufactured by anyone other than CMI during the term of the Supply Contract, then this option may be terminated at CMI's election. Licensee may exercise this option by delivering to Licensor during the Option Period a written notice stating that Licensee elects to exercise the option and whether it wishes Licensor to build the Production Line described in Article III (the "Notice) together with the license fee or initial payment as applicable. The Notice will be effective on the date Licensor receives such Notice and fee at which time the provisions of the license set forth in Article III below will apply and come into full force and effect.

2.2 If, on or before the expiration or termination of the Option Period, Licensee does not deliver to Licensor the Notice or fee, the option will expire or be terminated and be of no further force or effect. If the option expires or is terminated, Licensee will have no right, claim or interest in or to the Licensed Process, this Agreement will immediately terminate and be of no further force and effect and neither party will have any further obligation to the other party under this Agreement.

ARTICLE III.  License

3.1 Effective upon exercise of the option provided in Article II of this Agreement, Licensor hereby grants to Licensee the nonexclusive worldwide right and license to use the Licensed Process, subject to rights, if any reserved by General Atomic. This license expressly excludes the right to sublicense and the right to permit others to use the Licensed Process for any reason whatever. This license further is limited to the right to use the Licensed Process only to the extent necessary to manufacture for use and sale the Licensed Product as defined in the License Agreement. Licensee will have the obligation to obtain all approvals necessary for manufacture and marketing of products using the Licensed Process.

3.2 Licensor agrees, at Licensee's election which must be made at the time the Notice is given, to build or cause to be built a state-of-the art component manufacturing production line (the "Production Line") which will be substantially equivalent to its own component manufacturing production line. Licensor will prove out and supervise the operation of the Production Line until it is fully operational and producing components to target yields and direct labor hours comparable to its own for the Licensed Product.

3.3 In consideration of the license granted herein, Licensee will pay Licensor a one-time license fee of [*] payable either a) in full upon exercise of the option if Licensee does not elect to have Licensor build the Production Line or
b) if Licensee elects to have Licensor build the Production Line, as follows:
[*] upon exercise of the option; during construction, progress payments amounting to a total of [*] payable in three installments over the course of construction, [*] each at: [*] respectively, of completion as agreed to; and upon completion of construction and the turning over to Licensee of the Production Line, a final fee of [*].


-----------------
[*] Denotes confidential information omitted pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. The Securities and Exchange Commission granted the company's confidential treatment request in connection with this information.


3.4 In addition to the license fee provided for above, Licensee will pay Licensor for all expenses incurred by Licensor in providing assistance to Licensee, including direct material and labor expenses, as such expenses are incurred. Licensee will be responsible for purchasing all equipment and paying for all reasonable start up costs as incurred required for the construction of such Production Line as reasonably determined by Licensor. All amounts payable under this Section 3.4 will be due upon receipt of invoice from Licensor. Amounts due and payable will bear interest at the maximum rate allowed by law from and after the thirtieth day after receipt of invoice.

ARTICLE IV.  Patents

4.1 Licensee will have the right to file a patent application or applications relating to developments or improvements it has made related to the Licensed Process in the United States or any foreign country at its own expense. Licensee will have no right, however, to file patent application(s) on the Licensed Process itself or any part of it.

4.2 If Licensee wishes not to file or to discontinue the prosecution or maintenance of any patent or patent application related to the Licensed Process, timely notice will be given to Licensor and Licensor will have the right to continue such prosecution or maintenance at its own expense.

ARTICLE V.        Term and Termination

5.1      This Agreement will commence on the date first hereinabove set forth.

5.2 In the event that either party breaches any of the terms of this Agreement, the non-breaching party will notify the other party in writing of the nature of the breach. The breaching party will have 3 months from the date of such notice to correct such breach. Upon failure to correct the breach within said 3-month period, the non-breaching party will have the option to terminate the Agreement.

5.3 Should Licensee discontinue the use of the Licensed Process or sale of the Licensed Product, Licensor may terminate this Agreement by giving Licensee 30 days written notice.

ARTICLE VI.  Third Party Infringement

         Should any Letters Patent licensed hereunder be infringed by a third party by virtue of a process substantially similar to the Licensed Process, the Licensee will have the right but not the obligation to prosecute any such action in the name of the Licensor but at its own expense.

ARTICLE VII.  Indemnification

         Licensee agrees to be solely responsible for and to defend and indemnify Licensor and to hold him harmless from any and all demands, claims, causes of action, or damages including attorneys fees and expenses, arising out of, resulting from or related to the use of Licensed Process and any products manufactured, sold or distributed by Licensee. This obligation will survive termination of this Agreement and will be applicable to all claims regardless of the legal theory on which they are based including, but not limited to, claims of negligence, breach of warranty, strict liability, and violation of statute or government regulations.

ARTICLE VIII.  Notices

8.1 Any notice to be given under this Agreement will be sent certified mail, postage prepaid to the following addresses:

         Licensor:           CarboMedics, Inc.
                             1300-B East Anderson Lane
                             Austin, Texas 78752
                             Attn: President

         With copy to:       Intermedics, Inc.
                             P.O. Box 4000
                             Angleton, Texas 77515-4000
                             Attn: General Counsel

         Licensee:           Helix BioCore, Inc.
                             3905 Annapolis Lane
                             Minneapolis, Minnesota 55447
                             Attn: President

8.2 Each party will have the right to change its address by giving at least 10 days prior written notice of its new address to the other party.

ARTICLE IX.  Miscellaneous

9.1 Neither party may assign or sublicense this Agreement without the prior written consent of the other party which consent may be withheld absolutely in the other party's sole discretion. Notwithstanding, either party may freely assign this Agreement to any entity controlling, controlled by or under common control with that party.

9.2 Because it is contemplated that Licensor will be transferring to Licensee confidential and proprietary information in connection with its obligations hereunder, Licensee agrees to hold all such confidential information in strict confidence and to afford it the same protection that Licensor uses for protecting its confidential proprietary information as directed by Licensor.

9.3 This Agreement contains the entire agreement between the parties with respect to the subject matter. No waiver, alteration or modification of any of the provisions hereof will be binding unless in writing and signed by the parties hereto. No waiver will be implied or continuing.

9.4 Nothing in this Agreement will be deemed or construed to constitute or create between the parties a partnership, joint venture or agency.

9.5 The headings or captions of the paragraphs of this Agreement are inserted for convenience only and will not be deemed a part hereof or used in the construction or interpretation hereof.

9.6 This Agreement will be governed by the laws of the State of Texas.

9.7 Should any provision of this Agreement be rendered unlawful or invalid because of any existing or subsequently enacted law or by a decree or order of a court of last resort, the remaining provisions will continue in full force and effect.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

LICENSOR                              LICENSEE

CARBOMEDICS, INC.                     HELIX BIOCORE, INC.


By: /S/ Terry Marlatt,             By: /S/ M.A. Villafana
      Terry Marlatt, President
                                      Printed Name: M.A. Villafana

                                      Title: CEO